EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of ACT Teleconferencing, Inc. for the registration of 79,600 shares of its Series AA Convertible Preferred Stock and 11,352,000 shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2003, with respect to the consolidated financial statements and schedules of ACT Teleconferencing, Inc. for the year ended December 31, 2002 included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

September 21, 2005